Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-203178 of our report dated April 1, 2015 (April 22, 2015 as to the effects of the reverse stock split and other matters discussed in Note 18) relating to the consolidated financial statements of Gelesis, Inc. and subsidiaries, appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

April 22, 2015